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TELLABS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tellabs, Inc., 1415 West Diehl Road, Naperville, Illinois 60563-2359

Notice of Annual Meeting of Stockholders

Date:	May 1, 2009
Time:	2:00 p.m., Central Daylight Time
Place:	Northern Illinois University — Naperville Campus 1120 East Diehl Road Naperville, IL 60563-9347

Purposes of the Annual Meeting:

1.	To elect three directors to serve until the 2012 Annual Meeting of Stockholders;

2.	To vote on a proposal to ratify the appointment of the Company’s independent auditors; and

3.	To transact such other business as may properly, in accordance with the Company’s bylaws, come before the Annual Meeting or any adjournment thereof.

Proxy voting:

Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by phone, Internet, or completing, signing, dating and mailing your proxy card in the enclosed envelope.

Who may attend the Annual Meeting:

The Board of Directors has fixed the close of business on March 2, 2009, as the record date for the Annual Meeting. Only stockholders as of the record date are entitled to notice of, vote at and attend the Annual Meeting.

Directions to the Annual Meeting:

For a map and directions to the Annual Meeting, please refer to the back page of this Proxy Statement. For security reasons personal items such as backpacks, briefcases, banners, cameras and other recording devices are not allowed in the Annual Meeting. Please leave them at home or lock them in your car.

By Order of the Board of Directors,

James M. Sheehan

Secretary

March 17, 2009

This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on March 17, 2009.

WE URGE YOU TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE BY (1) CALLING THE TOLL-FREE NUMBER (1.800.690.6903), (2) ACCESSING THE INTERNET WEB SITE AT www.proxyvote.com OR (3) SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD.

Tellabs, Inc., One Tellabs Center, 1415 West Diehl Road, Naperville, Illinois 60563-2359

Proxy Statement

Tellabs, Inc.

One Tellabs Center

1415 West Diehl Road

Naperville, Illinois 60563-2359

The enclosed proxy is solicited by the Board of Directors (the Board) of Tellabs, Inc., a Delaware corporation (the Company), for use at the Company’s 2009 Annual Meeting of Stockholders (the Annual Meeting) to be held at 2:00 p.m. Central Daylight Time on Friday, May 1, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 1, 2009: Our proxy statement and the Company’s 2008 Annual Report are available at: www.tellabs.com/investors.

Voting Information

Who can vote?

Only stockholders of record as of the close of business on March 2, 2009, are entitled to notice of, to vote at and to attend the Annual Meeting. At the close of business on that date, the Company had 395,694,670 shares of Common Stock outstanding.

For 10 days prior to our Annual Meeting, a list of registered stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices, 1415 West Diehl Road, Naperville, Illinois 60563-2359. If you would like to view the stockholder of record list, please call our Investor Relations department at (630) 798.3602 to schedule an appointment.

How do I vote?

Stockholders are entitled to one vote for each share held. Stockholders may revoke a proxy at any time before it is voted by filing a written revocation notice with the Secretary of the Company or by duly executing a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the Annual Meeting who expresses a desire to vote his or her shares in person. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares even if the record holder does not receive voting instructions from you. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions. Subject to any such revocation, all shares represented by properly executed proxies that are received prior to the Annual Meeting will be voted in accordance with the directions on the proxy. If no direction is made, the proxy will be voted FOR the election of each of the three nominees for director and FOR the ratification of the Company’s independent auditors. The inspectors of election will tabulate votes cast in person or by proxy at the Annual Meeting and will determine whether a quorum (a majority of the shares entitled to be voted) is present at the meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person.

What constitutes a valid quorum for the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

What are the voting requirements to elect the directors and to ratify the appointment of our independent auditors?

Election of Directors.    A majority of the votes cast for a nominee for director is required for the election of such nominee as director in an uncontested election. An “uncontested” election means the number of nominees for director is the same as the number of directors to be elected. A “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” the director, with abstentions and broker non-votes not counted as a vote “for” or “against.” The election of directors at the Annual Meeting is expected to be an uncontested election.

Our Corporate Governance Guidelines, described later in this Proxy Statement, set forth procedures we will follow if a director-nominee does not receive a majority of the votes in this uncontested election. In an uncontested election, any nominee for director who does not receive a majority of the votes cast is required to tender his or her resignation. The Nominating and Governance Committee is then required to make a recommendation to the Company’s Board with respect to whether to accept any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process and final decision.

Ratification of Appointment of Independent Auditors.    The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required to ratify the independent auditors. Abstentions and shares not voted by stockholders of record present or represented at the Annual Meeting and entitled to vote will have the same effect as a vote cast against ratification of the independent auditors. Broker non-votes will have no effect on ratification of the independent auditors.

How do I vote if I am a Company 401(k) Plan participant?

A Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy will be provided to each participant in the Tellabs 401(k) Plan (401(k) Plan) which is part of the Tellabs Advantage Program. Pursuant to the 401(k) Plan, each participant is entitled to direct the trustee of the 401(k) Plan with respect to voting (i) the shares of Common Stock allocated to the participant’s accounts; (ii) a proportion of the shares allocated to accounts of participants who do not return voting instructions to the trustee; and (iii) a proportion of all unallocated shares. Subject to its fiduciary duties, the trustee will vote allocated shares in accordance with the instructions received and will vote shares with respect to which no instructions are received and all unallocated shares in the same proportion as the shares with respect to which instructions are received. 401(k) Plan participants should return the proxy as provided therein. Pursuant to the 401(k) Plan, the trustee will not disclose the directions set forth on any individual proxy to the Company or its directors or officers, except as may otherwise be required by law.

Who pays for this proxy solicitation?

This proxy is solicited by the Board, and the cost of solicitation will be paid by the Company. Additional solicitation may be made by mail, personal interview, telephone or facsimile by Company personnel, who will not be additionally compensated for such effort. The cost of any such additional solicitation will be borne by the Company.

Where can I obtain additional information?

A copy of the Company’s 2008 Annual Report accompanies this Proxy Statement. More information about the Company, including electronic copies of the Company’s 2008 Annual Report and this Proxy Statement, is available on the Company’s Web site at www.tellabs.com/investors.

Proposal for Election of Directors

The Company has three classes of directors with staggered terms. Members of each class serve a three-year term. At the 2009 Annual Meeting, the terms of the Class II directors will expire.

For your consideration and election, the Board has nominated the following three individuals as Class II directors: Bo Hedfors, Michael E. Lavin and Jan H. Suwinski. If elected, these nominees will each serve a term that expires at the Company’s 2012 Annual Meeting (or until their successors are elected and qualified). Unless otherwise instructed by you as a stockholder, it is intended that your shares represented by the enclosed proxy will be voted for these nominees, each of whom has been selected by the Board. All Class I and Class III directors plan to continue in office for the remainder of their terms.

The Company is not aware of any other proposed nominees for directors. The Company anticipates that all of the nominees will be able to serve. However, if any nominee is unable to serve at the time of the Annual Meeting, your proxy will be voted for a substitute candidate nominated by the Nominating and Governance Committee of the Board and approved for nomination by the Board.

THE BOARD RECOMMENDS A VOTE FOR BO HEDFORS, MICHAEL E. LAVIN, AND JAN H. SUWINSKI AS CLASS II DIRECTORS TO HOLD OFFICE UNTIL THE 2012 ANNUAL MEETING OR UNTIL THEIR SUCCESSORS ARE ELECTED.

Class II Nominees for Director Whose Terms Will Expire in 2012 if Elected

Bo Hedfors, 65, founder and president of Hedfone Consulting, Inc. (telecom and Internet consulting) since 2002. President, global wireless infrastructure business at Motorola 1998-2002. President and chief executive officer of Ericsson, Inc. 1994-1998; chief technology officer of LM Ericsson 1990-1993. M.S.E.E., Chalmers University of Technology. Tellabs director since 2003.	Michael E. Lavin, 63, Midwest area managing partner KPMG LLP 1993-2002. Partner 1977-2002. Director, Integrys Energy Group, Inc. and SPSS Inc. B.B.A., University of Wisconsin. Tellabs director since 2003.	Jan H. Suwinski, 67, professor of Business and Operations, Cornell University, Johnson Graduate School of Management since 1996. Chairman, Siecor Corporation, 1992-1996. Executive vice president of OptoElectronics Group, Corning Incorporated 1990-1996. Director, Thor Industries, Inc. and ACI Worldwide, Inc. M.B.A. and B.M.E., Cornell University. Tellabs director since 1997.

Class III Directors Continuing in Office Until 2010

Michael J. Birck, 71, chairman and co-founder of Tellabs. Chairman since 2000, chief executive officer 2002-2004, chief executive officer and president 1975-2000. Director, Molex Incorporated. M.S.E.E., New York University; B.S.E.E., Purdue University. Tellabs director since 1975.	Linda Wells Kahangi, 45, president of New Edge Networks, an EarthLink subsidiary, 2007-2008. Executive vice president and general manager of business solutions at EarthLink 2005-2007; executive vice president of operations 2000-2005; vice president of engineering at MindSpring 1999-2000. Various management positions at Net.com 1996-1999; Sybase 1994-1996; Amdahl 1992-1994; GTE 1987-1992. M.B.A., St. Mary’s College; B.S., Iowa State University. Tellabs director since 2006.	Fred A. Krehbiel, 67, co-chairman of Molex Incorporated since 1999. Co-chairman and chief executive officer 2004-2005; chairman of the board and chief executive officer 1993-1999; vice chairman and chief executive officer 1988-1993. Director, DeVry, Inc. B.A., Lake Forest College. Tellabs director since 1985.	Robert W. Pullen, 46, president and chief executive officer since 2008. Vice president and general manager of global services 2005-2008; senior vice president of North American sales 2002-2005; various management, engineering and sales positions 1985-2002. Chairman emeritus, executive board of Telecommunications Industry Association. M.B.A., Northwestern University; B.S., University of Illinois. Tellabs director since 2008.

Class I Directors Continuing in Office Until 2011

Frank Ianna, 59, chief executive officer of Attila Technologies LLC since 2007. President of AT&T Network Services 1998-2003; various executive and senior management positions at AT&T 1990-1998; various management and staff positions at AT&T 1972-1998. Director, Clearwire Corporation and Sprint Nextel. M.S.E.E., Massachusetts Institute of Technology; B.E.E.E., Stevens Institute of Technology. Tellabs director since 2004.	Stephanie Pace Marshall, Ph.D., 63, founding president and president emerita of Illinois Mathematics and Science Academy since 1986. Ph.D., Loyola University; M.A., University of Chicago; B.A., Queens College. Tellabs director since 1996.	William F. Souders, 80, chairman and chief executive officer of Emery Air Freight Corporation 1988-1989. Executive vice president and director at Xerox Corporation 1974-1986. B.A., Lake Forest College. Tellabs director since 1990.

Committees of the Board

The Board has a standing Audit and Ethics Committee, Compensation Committee and Nominating and Governance Committee. The current members of the committees are identified below in the table. After the Annual Meeting the following committee assignments are expected to change: Messrs. Hedfors and Lavin will join the Compensation Committee replacing Mr. Ianna. Mr. Ianna will replace Mr. Lavin on the Nominating and Governance Committee.

Director	Audit and Ethics Committee	Compensation Committee	Nominating and Governance Committee
Bo Hedfors			✓
Frank Ianna		✓
Linda Wells Kahangi	✓		✓
Fred A. Krehbiel			✓
Michael E. Lavin	Chair		✓
Stephanie Pace Marshall		✓	Chair
William F. Souders	✓	Chair
Jan H. Suwinski	✓	✓

Audit and Ethics Committee

The Audit and Ethics Committee assists the Board in its general oversight of the Company’s financial reporting and disclosure, internal controls and audit functions. The Audit and Ethics Committee is directly responsible for appointment, retention, compensation and oversight of the work of the Company’s independent auditors. The Board has also made the Audit and Ethics Committee responsible for reviewing any related-person transactions involving the Company’s officers or directors for potential conflicts of interest. To monitor compliance with applicable laws, rules and regulations, the Audit and Ethics Committee has adopted the Tellabs Integrity Policy, a code of ethics applicable to all directors, officers and employees. The Integrity Policy provides for prompt and consistent enforcement of the code of conduct, protection for persons reporting questionable behavior, clear and objective standards for compliance and a fair process by which to determine violations. A copy of the Tellabs Integrity Policy, as well as the Audit and Ethics Committee’s current charter, is available on the Company’s Web site at www.tellabs.com/investors. For additional discussion regarding the Company’s policies and procedures concerning related-person transactions, please see the section below entitled Policies and Procedures for Review and Approval of Related-Person Transactions.

The Board has determined that each member of the Audit and Ethics Committee is independent as defined by NASDAQ listing standards and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit and Ethics Committee. The Board has determined that Messrs. Lavin and Souders meet the qualifications of an audit committee financial expert, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards. Stockholders should understand that the financial expert designation is a disclosure requirement of the SEC, and does not impose on Messrs. Lavin and Souders any duties, obligations or liabilities that are greater than those that are generally imposed on them as Audit and Ethics Committee members or members of the Board. The Audit and Ethics Committee’s report is included later in this Proxy Statement.

Compensation Committee

The Compensation Committee has responsibility for reviewing performance, executive succession planning and determining compensation for the executive officers of the Company and for administering the Company’s equity-based compensation plans. The Board has determined that each member of the Compensation Committee is independent as defined by NASDAQ listing standards. The Committee’s report on executive compensation is included in the Compensation Discussion and Analysis section of this Proxy Statement. A copy of the Compensation Committee’s current charter, which was updated during 2008, is available on the Company’s Web site at www.tellabs.com/investors.

To assist the Compensation Committee, the Company uses the services of an independent compensation consultant, Pearl Meyer & Partners, as an outside advisor (the Consultant). The Consultant’s role is to provide independent, third-party advice to assist the Compensation Committee in evaluation and design of the Company’s policies and programs on executive compensation and with other compensation decisions. While the Consultant reports directly to the Compensation Committee, there is interaction between the Consultant and Company management as part of the process of providing market and Company data regarding executive compensation to the Compensation Committee.

Compensation Committee meetings are held once per quarter. Teleconferences and ad-hoc meetings are held as needed. Agendas are based on a pre-determined schedule of activities as set by the Compensation Committee, and other agenda items are added on an as-needed basis. The Compensation Committee’s charter authorizes the Compensation Committee to delegate duties to standing and ad-hoc sub-committees as it deems necessary or advisable.

At the request of the Compensation Committee, the Vice President of Human Resources, and the Director of Global Compensation and Benefits, develop recommendations on executive compensation matters prior to each meeting, in consultation with the CEO, other members of the management team and the Consultant. Management team members do not provide input on their own compensation. Generally, the Vice President of Human Resources, and the Director of Global Compensation and Benefits, attend Compensation Committee meetings to present these management views and recommendations. The Compensation Committee requests that the CEO attend certain portions of the meetings to discuss the performance of and present compensation recommendations for his direct reports. Additionally, the Committee requests the CEO’s perspective on the executive succession planning process and the overall compensation philosophy.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for: evaluating Board composition, performance and compensation, soliciting, evaluating and making recommendations for candidates to the Board, including candidates recommended by stockholders, making recommendations regarding corporate governance matters and practices and providing oversight of the Board’s operational structure and accountability. The Consultant provides independent, third-party advice to assist the Nominating and Governance Committee in evaluation and design of the Company’s policies and programs on director compensation. The Nominating and Governance Committee also conducts an annual review of the Board, each Board committee and the Chairman of the Board based on input received from the Board and members of the Company’s management. Each Board committee reviews the applicable results of these evaluations. The Board has adopted a set of Corporate Governance Guidelines, which the Nominating and Governance Committee is responsible for overseeing. A copy of the Nominating and Governance Committee’s current charter and the Company’s Corporate Governance Guidelines are available on the Company’s Web site at www.tellabs.com/investors.

The Board has determined that each member of the Nominating and Governance Committee is independent as defined by NASDAQ listing standards. Stockholders who wish to communicate with the Nominating and Governance Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company. These communications should include the name, biographical data and any relevant information about the individual who is the subject of the communication and other information as required by the Company’s bylaws. In evaluating director candidates, the Nominating and Governance Committee considers a variety of factors including independence, diversity of business experience and expertise, industry and technical knowledge, and other related experience and knowledge. The Nominating and Governance Committee is authorized to hire third parties to assist with director nominations.

The Nominating and Governance Committee’s process for identifying and evaluating potential nominees to the Board typically consists of an exhaustive search and extensive internal deliberations using the services of a third-party executive search firm as deemed necessary. The Nominating and Governance Committee uses a prescribed methodology for targeting potential director candidates. Specifically, the Nominating and Governance Committee develops a matrix of the skill sets of each then-serving Board member and compares those skills with the Company’s strategic needs. The goal of this process is to determine whether any particular skills would benefit the Company, in addition to the minimum standard of being a qualified and distinguished individual. Through this process, the Nominating and Governance Committee believes that it is able to identify, evaluate and ultimately nominate individuals with the skills and experiences that would most appropriately benefit the Company and its stockholders, and enhance the strength and depth of the Board.

Corporate Governance

Corporate Governance Guidelines

As noted above, the Company has adopted Corporate Governance Guidelines. The primary purpose of these guidelines is to document the role of the Board, its composition, leadership, operations and committees. Each director and the Board are expected to promote the best interests of the stockholders in terms of corporate governance; fiduciary responsibilities; compliance with applicable laws and regulations; and maintenance of accounting, financial and other controls. The Board’s responsibility is to provide effective guidance of the affairs of the Company for the benefit of its stockholders and other constituencies. This guidance includes overseeing the conduct of the Company’s business and, where appropriate, approval of the Company’s financial objectives, major corporate plans, strategies and tactics. In addition, the Board selects the Company’s CEO and delegates to the CEO the authority and responsibility to manage the Company’s operations; acts as an advisor and counselor to the CEO and senior management; and evaluates the CEO’s performance.

The Company is committed to remaining responsive to stockholders, strengthening our corporate governance and adopting the best practices of major public companies. In January of 2009, the Board amended the Company’s bylaws to update the “advance notice” and indemnification provisions. These changes are reflected in Tellabs’ Fourth Amended and Restated Bylaws available at www.tellabs.com/investors.

The “advance notice” provisions of the bylaws govern the manner in which stockholders may nominate candidates for election to the Board of Directors and propose other business to be conducted at annual and special meetings of stockholders, separate from the Company’s proxy statement. The amendments to these provisions are intended to facilitate orderly meetings of stockholders and informed voting decisions. The indemnification provisions of the bylaws were modified in order to update such provisions, to enhance protections available to the directors and officers of the Corporation and to increase the Corporation’s ability to attract and retain highly qualified directors and officers.

The Company offers industry, market, corporate governance and financial education opportunities for its Board members. Each independent Board member is required to participate in educational programs (both internal and external) as deemed appropriate by the Board member. The Board has adopted guidelines that require a director to offer to resign if the director changes employment, retires or has a significant change in his or her roles/responsibilities outside the Company. A director also must receive approval from the Board prior to accepting a director position at any public company or any private company in a related business. Additionally, Board members are required to offer not to run for re-election for a term that will begin after their 72nd birthday.

Director Independence

Each of the Company’s directors, other than Messrs. Birck and Pullen, qualifies as “independent” in accordance with the applicable NASDAQ listing standards. In addition, as further required by the

NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Meetings Held in 2008 and Attendance

During 2008, 8 meetings of the Board, 11 meetings of the Audit and Ethics Committee, 10 meetings of the Compensation Committee and 4 meetings of the Nominating and Governance Committee were held. Each director attended at least 75% of the total number of Board and committee meetings of the committees on which such director served during 2008. All of the directors who were then serving attended the 2008 Annual Meeting of Stockholders. Each Board member is expected to attend the Annual Meeting of Stockholders unless extraordinary circumstances prevent him or her from doing so.

Independent Director Executive Sessions

Following the regular Board meetings, the independent directors conduct separate meetings without Messrs. Birck and Pullen. The Board has a lead director role that rotates among the chairs of the Board committees. The lead director is responsible for leading the independent director meetings. The Board and each committee are authorized to directly engage outside consultants and legal counsel to assist and advise the Board and each committee as each believes useful or necessary.

Compensation Committee Interlocks and Insider Participation

During 2008, the following Board members served on the Company’s Compensation Committee: Frank Ianna, Stephanie Pace Marshall, William F. Souders and Jan H. Suwinski. All decisions regarding the compensation of the executive officers were made by the Compensation Committee of the Board, which is composed entirely of non-employee, independent directors. Although Messrs. Birck and Pullen made recommendations to the Compensation Committee with regard to the compensation of the other executive officers, including the named executive officers (or NEOs), they did not participate in the Compensation Committee’s deliberations with respect to their own compensation.

Director Compensation

The Nominating and Governance Committee is responsible for reviewing and making recommendations to the Board on compensation of the independent directors. The Nominating and Governance Committee has adopted the practice of reviewing such compensation for adjustment every two years. The Nominating and Governance Committee retained the Consultant to serve as adviser on independent director compensation. The Consultant used peer groups (discussed in the Compensation Discussion and Analysis section) to benchmark director compensation and made recommendations on director cash compensation adjustments to the Nominating and Governance Committee. The Consultant also recommended changing the independent director equity compensation under the Company’s Amended and Restated 2004 Incentive Compensation Plan (Incentive Compensation Plan). The Consultant recommended eliminating the initial equity grant and changing the annual grants from fixed share amounts to fluctuating amounts based on share value. The overall philosophy for independent director compensation is to utilize compensation elements consistent with the executive compensation elements (a combination of cash and long term equity components). Recommendations on cash compensation and equity were adopted and will go into effect in 2009. The compensation mix is intended to approximately target the 50th percentile of the market, however, even with the adjustments made for 2009, the total compensation for the Company’s independent directors will be below the 50th percentile.

2008 Compensation

For 2008, each independent director earned an annual retainer of $40,000, a fee of $1,500 for each Board meeting attended in person and $1,000 for each substantive telephonic Board meeting attended. Additionally, each independent director earned a committee meeting fee of $1,000 for each committee meeting attended in person and $500 for each substantive telephonic committee meeting attended. The chair of the Audit and Ethics Committee earned an annual retainer of $12,000. The chair of the

Compensation Committee earned an annual retainer of $8,000. The chair of the Nominating and Governance Committee earned an annual retainer of $6,000. No other additional retainers for committee members were earned during 2008. All retainer amounts are paid in arrears for service rendered the previous year. The directors are given the opportunity to allocate their annual retainer and meeting fees into the nonqualified Tellabs Deferred Income Plan (Deferred Income Plan), although no director elected to do so in 2008. Such allocation can be in the form of cash or stock units (each of which represents the right to receive a share of Company Common Stock) as requested by the director making the deferral.

For 2008, each independent director received options to purchase 10,000 shares as well as an RSU award of 5,000 shares on the last trading day of April. The annual stock options and RSU awards fully vest one year from the date of grant.

2009 Compensation

Based on market analysis and the recommendation of the Consultant, the decision was made to increase the annual retainer, eliminate per meeting fees and introduce annual retainers for committee membership. In 2009, each independent director will earn an annual retainer of $50,000. The Audit and Ethics Committee member retainer will be $10,000, the Compensation Committee member retainer will be $8,000, and the Nominating and Governance Committee member retainer will be $6,000. The separate retainers for each committee chair will remain the same. All retainers will be paid in arrears for service rendered the previous year. In addition, the Company reimburses its directors for reasonable expenses in connection with attendance at Board and committee meetings and the Company’s Annual Meeting.

In 2009, each independent director will receive approximately $30,000 in stock options and approximately $60,000 in RSUs calculated based on the closing price of the stock on the date of grant. For example, if the closing price of the stock on the date of grant is $4.20, the director will receive 7,142 options and 14,285 RSUs. This structure will replace the set number of stock options and RSUs which constituted the equity compensation for 2008. All independent director equity grants are made annually on the last trading day of April and will continue to fully vest one year from the date of the grant.

If a director ceases to be a director of the Company for any reason other than death or disability, options held by such director may be exercised, subject to the expiration date of the options, for three months after such termination, but only to the extent such options were exercisable on the date of termination. If a directorship is terminated because of disability, the option may be exercised, subject to the expiration date of the option, for up to three years (depending on the plan and award agreement governing that option) after such termination, but only to the extent the option was exercisable on the date of disability. In the event a directorship is terminated due to the death of a director, the option may be exercised, subject to the expiration date of the option, for up to one year after such termination, and such director’s unvested options shall fully vest. Options granted to non-employee directors under the Incentive Compensation Plan are not transferable.

Director Stock Ownership Guidelines

The Nominating and Governance Committee is responsible for establishing stock ownership guidelines for the independent directors. In October 2005, the Committee adopted guidelines that require each independent Board member to own stock valued at four times the annual retainer paid to the independent directors. The stock ownership guideline is to be met within five years after October 2005 or a director’s initial election to the Board if initially elected after October 2005. As of year-end 2008, each director is on target to meet the ownership guidelines within the initial five-year compliance window.

Director Compensation Table for 2008

The following table summarizes the total compensation earned by each member of the Company’s Board for service as a director during the fiscal year ended January 2, 2009. All equity awards were made under the Company’s stockholder approved plans. Since Messrs. Birck and Pullen were compensated as officers of the Company, they were not entitled to additional compensation as directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Michael J. Birck(2)	–	–	–	–
Bo Hedfors(3)	$55,500	$38,567	$34,545	$128,612
Frank Ianna(4)	$55,000	$51,015	$54,434	$160,449
Linda Wells Kahangi(5)	$57,500	$33,247	$34,690	$125,437
Fred A. Krehbiel(6)	$52,000	$50,951	$53,975	$156,926
Michael E. Lavin(7)	$73,000	$38,567	$34,545	$146,112
Stephanie Pace Marshall(8)	$66,500	$33,247	$20,222	$119,969
Robert W. Pullen(9)	–	–	–	–
William F. Souders(10)	$72,500	$38,567	$34,545	$145,612
Jan H. Suwinski(11)	$63,000	$38,567	$34,545	$136,112

(1)	A discussion of the assumptions used in calculating these values may be found in Note 9 to our 2008 audited financial statements on pages 48-50 of the Company’s 2008 Annual Report, which accompanies this Proxy Statement.

(2)	Mr. Birck also serves as the Company’s Chairman, which is an executive officer position. In 2008, Mr. Birck received a salary of $530,000 as compensation for serving as Chairman. At his request and in consultation with the members of the Compensation Committee, he did not receive a bonus or equity awards for 2008. He is also entitled to other benefits that are available to the general employee population and the other executive officers. Since he is paid as an employee of the Company he does not receive compensation as a director.

(3)	The grant date fair value of the RSU award granted in 2008 to Mr. Hedfors is $25,800. The grant date fair value of the stock option award granted in 2008 to Mr. Hedfors is $21,053. At fiscal year-end 2008, Mr. Hedfors had 65,000 stock options outstanding and 5,000 RSUs outstanding.

(4)	The grant date fair value of the RSU award granted in 2008 to Mr. Ianna is $25,800. The grant date fair value of the stock option award granted in 2008 to Mr. Ianna is $21,053. At fiscal year-end 2008, Mr. Ianna had 65,000 stock options outstanding and 5,000 RSUs outstanding.

(5)	The grant date fair value of the RSU award granted in 2008 to Ms. Kahangi is $25,800. The grant date fair value of the stock option award granted in 2008 to Ms. Kahangi is $21,053. At fiscal year-end 2008, Ms. Kahangi had 35,000 stock options outstanding and 5,000 RSUs outstanding.

(6)	The grant date fair value of the RSU award granted in 2008 to Mr. Krehbiel is $25,800. The grant date fair value of the stock option award granted in 2008 to Mr. Krehbiel is $21,053. At fiscal year-end 2008, Mr. Krehbiel had 65,000 options outstanding and 5,000 RSUs outstanding.

(7)	The grant date fair value of the RSU award granted in 2008 to Mr. Lavin is $25,800. The grant date fair value of the option award granted in 2008 to Mr. Lavin is $21,053. At fiscal year-end 2008, Mr. Lavin had 65,000 stock options outstanding and 5,000 RSUs outstanding.

(8)	The grant date fair value of the RSU award granted in 2008 to Dr. Marshall is $25,800. The grant date fair value of the stock option award granted in 2008 to Dr. Marshall is $21,053. At fiscal year-end 2008, Dr. Marshall had 40,000 stock options outstanding and 5,000 RSUs outstanding.

(9)	Mr. Pullen serves as a director and is the Company’s CEO. Mr. Pullen’s compensation as CEO is reflected in the Summary Compensation Table below. Since Mr. Pullen is paid as an employee of the Company, he does not receive compensation as a director.

(10)	The grant date fair value of the RSU award granted in 2008 to Mr. Souders is $25,800. The grant date fair value of the stock option award granted in 2008 to Mr. Souders is $21,053. At fiscal year-end 2008, Mr. Souders had 65,000 stock options outstanding and 5,000 RSUs outstanding.

(11)	The grant date fair value of the RSU award granted in 2008 to Mr. Suwinski is $25,800. The grant date fair value of the stock option award granted in 2008 to Mr. Suwinski is $21,053. At fiscal year-end 2008, Mr. Suwinski had 65,000 stock options outstanding and 5,000 RSUs outstanding.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This section contains information about the compensation programs and policies for executive officers of the Company. We have also presented a series of tables and narrative information about the compensation earned and paid in 2008 to the following individuals, who are our named executive officers, also referred to as NEOs:

•	Robert W. Pullen, President and Chief Executive Officer

•	Timothy J. Wiggins, Executive Vice President and Chief Financial Officer

•	Daniel P. Kelly, Executive Vice President, Product Development

•	John M. Brots, Executive Vice President, Global Operations

•	James M. Sheehan, Executive Vice President, Chief Administrative Officer and General Counsel

•	Krish A. Prabhu, Former President and Chief Executive Officer (resigned as President and Chief Executive Officer February 29, 2008)

•	Carl A. DeWilde, Former Executive Vice President, Global Sales, Services and Strategy (retired August 8, 2008)

The discussion in this section explains how and why we have arrived at the material compensation decisions for our NEOs. It also provides context for understanding the detailed information provided in the tables and narrative information below.

Objectives and Design

Our executive compensation philosophy links rewards with (a) total returns to stockholders, (b) financial performance of the Company, (c) achievement of strategic corporate objectives and (d) individual performance. It is our belief that this linkage aligns executive compensation with stockholder interests over the long term without incenting behavior that would increase the Company’s risks.

Specific objectives of our executive compensation program include:

•	Reinforcing the Company’s annual and long-term goals and objectives by tying cash and equity incentives to achievement of these goals and objectives;

•	Providing our executives with opportunities to earn incentive compensation that is competitive with our peers; and

•	Attracting and retaining executives over time to ensure stability of the management team.

To support these objectives, we designed a compensation program for 2008 that:

•

Was benchmarked to the external marketplace in which we compete for talent. We have compared our executive pay and pay structure to that of firms that are similar in terms of size and industry to the Company as well as considering compensation of the general market.

•

Was calibrated to deliver pay commensurate with performance. The programs were structured to provide market competitive pay for target performance, less than competitive pay for less than target performance and superior pay for superior performance.

•	Allocated a significantly lower percentage of total compensation to “fixed pay” (base salary) and a higher percentage to “variable pay” (bonuses and equity incentives).

•

Allocated a significant portion of total compensation to long-term equity incentives with multiple-year vesting requirements (in 2008 these long-term equity incentives included a combination of stock options, RSUs and performance-based stock units [PSUs]).

•	Considered the total compensation package in comparison with other executive officers for internal consistency.

Benchmarking

The Compensation Committee considers external competitiveness in establishing compensation opportunities for our NEOs. The Compensation Committee retained the Consultant, Pearl Meyer & Partners, to serve as advisor to the Compensation Committee. The Compensation Committee worked with the Consultant to develop two custom peer groups of firms. The use of two peer groups recognizes the difficulty of identifying an adequate number of peers with sufficient business similarities. In addition to referencing data collected from proxy and 10-K filings for the peer group companies, the Compensation Committee also considered data that the Consultant gathered from its published survey library. This survey library information and data from the companies in the peer groups (described below) are both considered to establish market levels to evaluate compensation awarded to executives. When comparing, or benchmarking, executive compensation to the market, the Consultant and the Compensation Committee use a blended result of the peer groups and the survey results where each is weighted 50%.

Communications Equipment Peer Group

This peer group included nine publicly traded firms similar to the Company in terms of industry, revenue size and market capitalization. The annual revenue of these firms ranges from $900 million to $5.5 billion. Market capitalization of these firms ranges from $200 million to $9.2 billion. The communications equipment peer group firms are:

• 3Com Corporation	• Harris Corporation
• ADC Telecommunications, Inc.	• JDS Uniphase Corporation
• ARRIS Group	• Juniper Networks, Inc.
• Ciena Corporation	• UTStarcom, Inc.
• CommScope, Inc.

The two new communication equipment group peers CommScope, Inc. and ARRIS Group replaced Avaya, Inc. and Andrew Corporation. Avaya Inc. was removed because it is no longer a public company. Andrew Corporation was acquired by CommScope, Inc.

Compared with this peer group, the Company is in the 55th percentile rank for annual revenue and the 77th percentile rank for market value.

Cross Industry Peer Group

This peer group included the nine communications equipment peer group firms plus ten firms from related high technology industries for a total of nineteen firms. The ten cross industry firms were similar to the Company in terms of revenue size and market capitalization. This larger peer group helps assure the Compensation Committee that the benchmarking analysis covers a sufficiently large number of companies, avoiding over-reliance on a small sample size. The annual revenue of these nineteen firms ranges from $900 million to $8.4 billion and the market capitalization of these firms ranges from $200 million to $9.2 billion. The ten additional firms are:

• Amphenol Corporation	• Novellus Systems, Inc.
• Atmel Corporation	• Polycom, Inc.
• Broadcom Corporation	• Teradyne, Inc.
• Lam Research Corporation	• Thomas & Betts Corporation
• Molex Incorporated	• Western Digital Corporation.

Three new cross industry peers, Atmel Corporation, Polycom Inc., and Thomas & Betts Corporation replaced Agere Systems, Inc. and Tektronix, Inc. These peers were removed because they were acquired.

Compared with this peer group, the Company is in the 46th percentile rank for annual revenue and the 62nd percentile rank for market value.

The Compensation Committee, with the Consultant’s assistance, referenced data from these firms in order to understand a broad industry perspective on competitive executive pay norms and trends. The Compensation Committee also compared the Company’s financial performance and aggregate equity usage with this combined set of nineteen peer companies.

Elements of Compensation

The compensation program for our executive officers relies on three primary elements: base salary, annual cash incentive and long-term equity incentives. The Company also provides standard benefits to eligible employees and certain supplemental benefits to its executive officers, including our NEOs.

Base Salary

Base salaries provide compensation for core positional responsibilities and provide executive officers a level of predictability and security with regard to one element of pay. We have designed our compensation mix such that base salaries will, in general, approximately target the 50th percentile of the market. The base salaries of the NEOs account for approximately 35% of total compensation (the sum of base salary, bonus and long term equity incentives) at “target” levels of performance.

In connection with his promotion from Vice President, Global Services to President and Chief Executive Officer, Mr. Pullen received a salary adjustment to $600,000. Mr. Prahbu did not receive a salary increase in 2008. Base salary increases for the other NEOs during 2008 included:

•	Timothy J. Wiggins – 4% to $380,000

•	Daniel P. Kelly – 19% to $400,000

•	John M. Brots – 4% to $299,000

•	James M. Sheehan – 4% to $315,000

•	Carl A. DeWilde – 4% to $364,000.

These base salary increases were made for market competitiveness and retention purposes. Analyses from the Consultant, including benchmarking data, and recommendations from management were considered in the formulation of these increases.

For 2008, inclusive of the salary actions described above, Mr. Pullen’s base salary approximated the 25 th percentile of market, while other NEO salaries approximate the market median. The lag in Mr. Pullen’s base salary relative to the market median is primarily attributable to the gap between his pre-promotion base salary and the median. The Compensation Committee decided not to close the gap in a single year.

Annual Bonus

2008 Bonus Plan

The Company’s bonus program, offered to eligible employees, including Mr. Pullen and the other NEOs, consists of annual incentive awards under our Incentive Compensation Plan. The Company references benchmarking data to develop a recommended target level of bonus for each executive officer, expressed as a percentage of salary, payable upon achievement of target level performance. These recommended annual bonus targets are then reviewed and approved by the Compensation Committee. For Mr. Pullen, the target was 75% of base salary. Targets for our other NEOs were 60% of base salary. Assuming “target” levels of performance are met, annual bonus payments are intended to result in total cash compensation (salary and bonus) equivalent to the 45th percentile of the competitive market for each NEO. Actual bonus payments may be paid above, at or below targets, depending on performance.

At the beginning of each year, the executive team develops, reviews with the Board and publishes internally a business framework that identifies the roadmap for the given year to promote and implement the Company’s strategic goals. The annual incentive program rewards achievement of these goals, specifically corporate financial goals and other strategic objectives. The Vice President of Human Resources and Director of Compensation and Benefits, with guidance from the Consultant, will initially recommend goals for the bonus plan based on corporate objectives. The Compensation Committee has the discretion to approve or reject these goals and, at year end, determine payout, if any. The Company component of the 2008 bonus plan was measured against an operating earnings goal (Company Component). The Company Component equaled 70% of the bonus opportunity for the NEOs. The remaining 30% was an individual component which could be earned based on individual contribution to the achievement of the strategic objectives (Individual Component).

Payment of both portions of the bonus is determined by the Compensation Committee based on an assessment of performance relative to goals. In 2008, we reported an operating loss and failed to achieve the minimum threshold operating earnings goal of $135 million. Because the Company Component goal was not met, the Company Component of the bonus was not earned or paid to executive officers or other employees of the Company.

Despite not achieving the Company Component goal, the current executive team made significant progress in expanding gross margin, reducing operating expenses, improving revenue from growth products, defining the Company strategy, generating positive cash flow from operations and preserving a strong balance sheet. Based on these achievements, the Compensation Committee funded the Individual Component of the bonus for the Company, including the NEOs. The bonus payments were as follows:

•	Robert W. Pullen received $200,000 which was 44% of his total annual target bonus

•	Timothy J. Wiggins received $90,000 which was 39% of his total annual target bonus

•	Daniel P. Kelly received $100,000 which was 42% of his total annual target bonus

•	John M. Brots received $75,000 which was 42% of his total annual target bonus

•	James M. Sheehan received $70,000 which was 37% of his total annual target bonus.

Messrs. DeWilde and Prabhu were not eligible for and did not receive any bonus payments for 2008.

2009 Bonus Plan

The 2009 bonus targets for our NEOs remain consistent with 2008 targets as a percentage of base salary. Bonus program goals for 2009 are aligned with the 2009 business framework that has been developed by the executive team and reviewed with the Board. As with the 2008 bonus, 70% of the bonus opportunity is based on Company financial results, while 30% is based on individual contribution to the attainment of strategic objectives. The financial goals that will be measured for 2009 are: gross margin, revenue, operating expense ratio and growth product portfolio market share increase. Strategic objectives include: key accountabilities, core competencies, component complexity reduction, global capabilities and organizational effectiveness. Consistent with the 2008 bonus plan, the Compensation Committee has discretion and final authority over the size of any payout. In light of the challenging conditions in the overall U.S. and international markets generally and the telecommunications industry specifically, it is extremely difficult to predict the likelihood of achieving the Company’s strategic objectives. However, the Compensation Committee believes target levels of performance to be attainable if the progress shown on the 2008 strategic initiatives is maintained and that above-target performance requires a greater amount of stretch in performance.

Long-Term Equity Incentives

2008 Equity Incentives

Long-term equity incentive awards are made under our Incentive Compensation Plan. Our executive compensation program is designed to align executives’ interests with those of stockholders, and is intended to provide strong incentives to achieve sustained stock price appreciation. Long-term equity incentive awards also provide a retention element (via multiple-year vesting periods) and, in the case of PSUs, achievement relative to pre-determined financial targets. Our mix of long-term incentive vehicles may, from year to year, change based on considerations of desired performance focus, retention needs and the balance of unvested equity held by our executives. In March 2008, we delivered grants of PSUs. In May 2008, we delivered grants of stock options and RSUs. The mix of equity incentives was generally 20% options, 40% RSUs and 40% PSUs. Specific grants are included in the Grants of Plan-Based Awards for 2008 table.

The grant values of long-term equity incentive awards delivered to our NEOs in 2008 are somewhat below the grant values delivered in 2007. This decrease is due to a decline in share price over the course of the year, partially offset by an increase in the number of shares granted. This conservative approach was taken in consideration of aggregate equity usage, or dilution. As a result, long-term incentive grant values were somewhat below the targeted positioning of the median benchmark.

PSUs granted in 2008 would have entitled the recipients to receive shares of the Company’s Common Stock commencing in March 2009, contingent on the achievement of Company operating earnings and revenue-based targets for the 2008 fiscal year that were set in March 2008, as detailed below. Upon achievement of these financial measures and subject to continued employment, one-third of the shares earned would have been issued in annual installments in March 2009, March 2010 and March 2011. This combination of performance hurdles and staggered payouts was intended to both motivate and reward recipients for superior short-term financial results and provide additional incentive for them to remain with the Company and achieve sustained performance through the payout period. At minimum target performance, one-half share would be earned for each PSU granted and at maximum target performance, two shares would be earned for each PSU granted.

The following table describes the 2008 PSU program and potential payouts.

	Weighting	Threshold (Millions)	Target (Millions)	Maximum (Millions)	PSUs Awarded(1)	PSU Value(1)
2008 Operating Earnings	70%	$145.0	$180.3	$243.0	0	$0

2008 Revenue	30%	$1,838.9	$1,909.6	$2,055.0	0	$0

Payout Rate if Achieved		.5x	1.0x	2.0x	–	–

(1) Since 2008 performance fell below threshold performance, none of the PSUs were earned and no amounts will be paid out with respect to them.

2009 Equity Incentives

For 2009, the Compensation Committee has determined to maintain a program consisting of stock options, RSUs and PSUs. This year’s program, however, will place increased emphasis on the RSU and PSU components. The 2009 PSUs will be awarded based on achievement of operating earnings targets.

Retirement Benefits

The Company does not maintain a defined benefit pension plan. The Company provides a retirement savings plan, the 401(k) Plan, with a Company match to all eligible participants, including our NEOs. A discretionary retirement contribution for all participants, including the NEOs, may also be approved by the Compensation Committee during their annual review of the 401(k) Plan.

The Company maintains the Deferred Income Plan, a nonqualified plan, for employees at or above senior manager level, including our NEOs. This plan offers eligible participants a vehicle for additional retirement savings on a tax-deferred basis. Eligible employees may defer up to 75% of annual salary, 100% of bonus and 100% of RSUs. Employees select investments in the Deferred Income Plan from tracking funds that are a subset of the funds offered in the 401(k) Plan. Amounts deferred are payable following termination of employment in accordance with a NEO’s election, subject to a six-month distribution delay in accordance with Internal Revenue Code (IRC) Section 409A. The Company makes a catch-up contribution to the Deferred Income Plan for those NEOs who contribute to the 401(k) Plan.

Under a previous deferred income plan, participants did not select investments but instead were entitled to a fixed interest fund. In 2001, the Company changed the plan structure and this fixed interest fund was converted to a separate fund for those with existing balances but was closed to new deferrals. At the end of December 2007, this plan was transitioned into the Deferred Income Plan and the fixed interest fund was discontinued. Messrs. Kelly, Pullen and Sheehan previously participated in this fund (as noted in the Summary Compensation Table below).

We believe that these retirement plans and programs assist the Company in attracting and retaining qualified executives.

Perquisites

The Company generally provides only limited perquisites consisting primarily of premium payments on executive whole life insurance policies and the reimbursement of the cost of a biennial physical examination. The Company also may reimburse relocation costs for newly retained or relocated NEOs. All employees, including NEOs, are eligible for a full menu of general benefit programs, including health insurance (medical, dental, vision), long-term disability, accidental death insurance and Company-provided term life insurance. The Compensation Committee does not believe the limited scope of perquisites available to our executive officers puts the Company at a competitive disadvantage in attracting and retaining executives.

Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

Mr. Prabhu resigned as the President and Chief Executive Officer effective February 29, 2008. No severance or other incremental amounts have been or will be paid to Mr. Prabhu in connection with his resignation.

Effective August 8, 2008, Mr. DeWilde retired as an executive officer of the Company. We entered into an agreement with Mr. DeWilde under which compensation totaling $333,666 is payable in 24 installments. No equity awards were accelerated. He has three years from his retirement date to exercise his vested option awards.

In 2005, the Company implemented an Executive Continuity and Protection Program to assist the Company in attracting and retaining well-qualified individuals to serve as executives and key personnel of the Company and to obtain from them certain restrictive covenants. The Executive Continuity and Protection Program replaced the Company’s separate Change in Control Employment Agreements as those separate Change in Control Employment Agreements expired.

Messrs. Brots, Kelly, Pullen, Sheehan and Wiggins are currently subject to the terms and conditions of the Executive Continuity and Protection Program. None of Messrs. Brots, Kelly, Pullen, Sheehan and Wiggins otherwise have an employment agreement with the Company.

For a detailed discussion relating to our Executive Continuity and Protection Program, please see the section below entitled Potential Payments Upon Termination or Change in Control.

Executive Stock Ownership Guidelines

The Company has stock ownership guidelines that apply to the executive officers, including our NEOs. These guidelines are in place to align the financial interests of the executives with those of the Company and its stockholders.

In July 2005, the Compensation Committee adopted revised stock ownership guidelines requiring the CEO to own the lesser of 200,000 shares or four times his or her salary and the other executive officers, salary. Each of our executive officers is required to attain this ownership level by July 2010, or, if later, the fifth anniversary of the date he or she is appointed as an executive officer.

If an executive fails to comply with the guidelines, the Compensation Committee reserves the right to (i) limit future equity awards, (ii) require retention of portions of future equity exercises or shares that have vested or (iii) pay future bonus amounts in stock.

Stock directly owned, time-vested RSUs, options exercised and held, vested shares held in the 401(k) Plan and Deferred Income Plan, and shares acquired under the Company’s employee stock purchase plan prior to its suspension are counted toward fulfilling the ownership guidelines. Outstanding stock options (vested and unvested) as well as unearned PSUs do not count toward the ownership guidelines.

The Compensation Committee reviews guidelines compliance annually and as of year-end 2008, each of our NEOs is on target to meet the ownership guidelines within the initial five-year compliance window.

Policy Regarding Accounting Treatment and Tax Deductibility

The Compensation Committee believes that the approved compensation arrangements for its executive officers will generally not exceed the $1 million deductibility limitation imposed by the provisions of IRC Section 162(m). The Compensation Committee may approve compensation arrangements that exceed the deductible amount permitted under IRC Section 162(m). No NEO payments in 2008 exceeded the IRC Section 162(m) cap.

The Compensation Committee will continue to evaluate the impact of IRC Section 162(m) and take such actions as it deems appropriate, including the payment of compensation under circumstances where the deductibility of such compensation may be limited.

We have also structured our executive compensation programs and policies with the intention that they comply with IRC Section 409A, which imposes additional taxes on executive officers for certain types of deferred compensation that are not in compliance with IRC Section 409A.

Accounting considerations also play an important role in the design of our executive compensation programs and policies. Statement of Financial Accounting Standards (SFAS) 123(R) requires us to expense the cost of stock-based compensation awards. We consider the relative impact in terms of accounting cost in addition to other factors such as stockholder dilution, retentive impact and motivational impact when selecting long-term equity incentive instruments.

Compensation Consultants

To assist the Compensation Committee, the Company uses the services of the Consultant, Pearl Meyer & Partners. The Consultant’s role is to provide independent, third-party advice to assist the Compensation Committee in the evaluation and design of our executive and independent director compensation policies and programs, and with compensation decisions. The Consultant also advised the Nominating and Governance Committee with respect to director compensation. The Consultant has advised the Compensation Committee since January 2007 and during that time the Consultant has not provided any other services to the Company or its management except as described above. A more detailed discussion of the Compensation Committee’s use of the Consultant is contained in the section above entitled Committees of the Board — Compensation Committee.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

March 17, 2009

William F. Souders (chair)

Frank Ianna

Stephanie Pace Marshall, Ph.D.

Jan H. Suwinski

Summary Compensation Table

The following table summarizes the total compensation paid or earned by each NEO. Our Compensation Committee considers a number of factors, including equity and non-equity based compensation, to assess, determine and set total compensation for each of the NEOs (see the discussion in the section above entitled Compensation Discussion and Analysis). All equity awards were made under the Company’s stockholder approved plans.

The Company uses a number of factors and benchmarks to determine each element of compensation. These elements are then considered in the aggregate in an effort to balance market factors, individual performance, and Company needs and performance. The Company targets a specific ratio of fixed compensation and variable pay when evaluating and awarding total compensation. For additional information see the section above entitled Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total

Robert W. Pullen(3)	2008	$574,066	$200,000	$386,147	$89,433	–	–	$45,682	$1,295,328
CEO & President	2007	–	–	–	–	–	–	–	–
	2006	–	–	–	–	–	–	–	–

Timothy J. Wiggins(4)	2008	$383,741	$90,000	$276,567	$196,888	–	–	$41,339	$988,535
Executive VP & CFO	2007	$365,200	–	$85,428	$357,862	–	–	$44,413	$852,903
	2006	$358,850	$98,600	$262,503	$463,252	–	–	$48,085	$1,231,290

Daniel P. Kelly(5)	2008	$397,846	$100,000	$227,148	$125,789	–	–	$31,096	$881,879
Executive VP	2007	$306,212	–	$83,509	$196,177	–	$14,531	$29,747	$630,176
Product Development	2006	$282,500	$89,600	$220,955	$236,346	–	$14,299	$31,193	$874,893

John M. Brots(6)	2008	$302,096	$75,000	$174,218	$120,944	–	–	$169,252	$841,510
Executive VP	2007	–	–	–	–	–	–	–	–
Global Operations	2006	–	–	–	–	–	–	–	–

James M. Sheehan(7)	2008	$318,383	$70,000	$198,087	$123,299	–	–	$22,208	$731,977
Executive VP,	2007	$303,000	–	$78,051	$200,793	–	$14,973	$31,547	$628,364
CAO & General Counsel	2006	$297,750	$78,700	$221,980	$315,947	–	$14,734	$36,790	$965,901

Krish A. Prabhu(8)	2008	$263,077	–	$(58,343)	$140,497	–	–	$41,965	$387,196
Former	2007	$900,000	–	$227,159	$704,922	–	–	$59,737	$1,891,818
CEO & President	2006	$900,000	$270,000	$727,142	$1,387,503	–	–	$59,301	$3,343,946

Carl A. DeWilde(9)	2008	$220,769	–	$66,862	$86,439	–	–	$358,711	$732,781
Former Executive VP	2007	$343,004	–	$105,027	$243,247	–	–	$51,960	$743,238
Global Sales, Services & Strategy	2006	$333,400	$91,600	$238,255	$228,201	–	–	$51,807	$943,263

(1)	Represents the dollar amount of the expense recognized for consolidated financial statement reporting purposes in accordance with SFAS 123(R) (without discount for estimated forfeitures) with respect to the fiscal year ended January 2, 2009. The discussion of the assumptions used in calculating these values may be found in Note 9 to our 2008 audited financial statements on pages 48-50 of the Company’s 2008 Annual Report.

(2)	The numbers reflected in this column reflect above-market interest under the fixed interest fund in the Company’s predecessor deferred income plan which was discontinued on December 31, 2007. The above-market interest was calculated as excess of the amount paid under the fixed interest fund over 120% of the long-term applicable federal rate compounded monthly which the amount was averaged for all months during the applicable year.

(3)	For Mr. Pullen: (a) Salary includes $17,861 earned under the Company’s sales incentive plan in 2008 prior to his promotion and (b) the All Other Compensation column for 2008 includes (i) $18,879 representing Company contributions to his Deferred Income Plan account; (ii) $9,200 representing Company matching contributions and $4,600 representing Company discretionary contributions to his 401(k) Plan account; (iii) $10,429 for premiums paid for life and disability insurance; and (iv) $2,574 paid as reimbursement for taxes paid on certain medical and life insurance benefits. Mr. Pullen first became an NEO in 2008.

(4)

For Mr. Wiggins: (a) the All Other Compensation column for 2008 includes (i) $14,269 representing Company contributions to his Deferred Income Plan account; (ii) $9,200 representing Company matching contributions and $4,600 representing Company discretionary contributions to his 401(k) Plan account; (iii) $10,621 for premiums paid for life and disability insurance; and (iv) $2,649 paid as reimbursement for taxes paid on certain medical and life insurance benefits; (b) the All Other Compensation column for 2007 includes (i) $14,269 representing Company contributions to his Deferred Income Plan account; (ii) $9,000 representing Company matching contributions and $4,500 representing Company discretionary contributions to his 401(k) Plan account; (iii) $12,221 for premiums paid for life and disability insurance; and (iv) $4,423 paid as reimbursement for taxes paid on certain medical and life insurance benefits; and (c) the All Other Compensation column for 2006 includes (i) $18,284 representing Company contributions to his Deferred Income Plan account; (ii) $8,800 representing Company matching contributions and $4,400 representing Company discretionary contributions to his 401(k) Plan account; (iii) $12,178 for premiums paid for life and disability insurance; and (iv) $4,423 paid as reimbursement for taxes paid on certain medical and life insurance benefits.

(5)	For Mr. Kelly: (a) the All Other Compensation column for 2008 includes (i) $7,135 representing Company contributions to his Deferred Income Plan account; (ii) $9,200 representing Company matching contributions and $4,600 representing Company discretionary contributions to his 401(k) Plan account; (iii) $8,193 for premiums paid for life and disability insurance; and (iv) $1,968 paid as reimbursement for taxes paid on certain medical and life insurance benefits; (b) the All Other Compensation column for 2007 includes (i) $5,258 representing Company contributions to his Deferred Income Plan account; (ii) $9,000 representing Company matching contributions and $4,500 representing Company discretionary contributions to his 401(k) Plan account; (iii) $8,128 for premiums paid for life and disability insurance; and (iv) $2,861 paid as reimbursement for taxes paid on certain medical and life insurance benefits; and (c) the All Other Compensation column for 2006 includes (i) $7,031 representing Company contributions to his Deferred Income Plan account; (ii) $8,800 representing Company matching contributions and $4,400 representing Company discretionary contributions to his 401(k) Plan account; (iii) $8,101 for premiums paid for life and disability insurance; and (iv) $2,861 paid as reimbursement for taxes paid on certain medical and life insurance benefits.

(6)	For Mr. Brots: (a) the All Other Compensation column for 2008 includes (i) $1,291 representing Company contributions to his Deferred Income Plan account; (ii) $9,200 representing Company matching contributions and $4,600 representing Company discretionary contributions to his 401(k) Plan account; (iii) $7,029 for premiums paid for life and disability insurance; (iv) $1,690 paid as reimbursement for taxes paid on certain medical and life insurance benefits and (v) $145,442 for reimbursement of relocation expenses. Mr. Brots first became an NEO in 2008.

(7)	For Mr. Sheehan: (a) the All Other Compensation column for 2008 includes (i) $9,200 representing Company matching contributions and $4,600 representing Company discretionary contributions to his 401(k) Plan account; (ii) $6,805 for premiums paid for life and disability insurance; and (iii) $1,603 paid as reimbursement for taxes paid on certain medical and life insurance benefits; (b) the All Other Compensation column for 2007 includes (i) $8,930 representing Company contributions to his Deferred Income Plan account; (ii) $9,000 representing Company matching contributions and $4,500 representing Company discretionary contributions to his 401(k) Plan account; (iii) $6,833 for premiums paid for life and disability insurance; and (iv) $2,284 paid as reimbursement for taxes paid on certain medical and life insurance benefits; and (c) the All Other Compensation column for 2006 includes (i) $14,520 representing Company contributions to his Deferred Income Plan account; (ii) $8,800 representing Company matching contributions and $4,400 representing Company discretionary contributions to his 401(k) Plan account; (iii) $6,786 for premiums paid for life and disability insurance; and (iv) $2,284 paid as reimbursement for taxes paid on certain medical and life insurance benefits.

(8)	For Mr. Prabhu: (a) the All Other Compensation column for 2008 includes (i) $9,200 representing Company matching contributions and $4,600 representing Company discretionary contributions to his 401(k) Plan account; (ii) $22,525 for premiums paid for life and disability insurance; and (iii) $5,640 paid as reimbursement for taxes paid on certain medical and life insurance benefits; (b) the All Other Compensation column for 2007 includes (i) $22,640 representing Company contributions to his Deferred Income Plan account; (ii) $9,000 representing Company matching contributions and $4,500 representing Company discretionary contributions his 401(k) Plan account; (iii) $17,802 for premiums paid for life and disability insurance; and (iv) $5,795 paid as reimbursement for taxes paid on certain medical and life insurance benefits; and (c) the All Other Compensation column for 2006 includes (i) $22,504 representing Company contributions to his Deferred Income Plan account; (ii) $8,800 representing Company matching contributions and $4,400 representing Company discretionary contributions to his 401(k) Plan account; (iii) $17,802 for premiums paid for life and disability insurance; and (iv) $5,795 paid as reimbursement for taxes paid on certain medical and life insurance benefits. Mr. Prabhu resigned as CEO and President effective February 29, 2008. The number in his Stock Awards and Option Awards column reflects the SFAS 123(R) number, which includes some reversal of SFAS 123(R) expense related to the awards forfeited upon the termination of his employment.

(9)	For Mr. DeWilde: (a) the All Other Compensation column for 2008 includes (i) $4,600 representing Company discretionary contributions to his 401(k) Plan account; (ii) $16,390 for premiums paid for life and disability insurance; (iii) $4,055 paid as reimbursement for taxes paid on certain medical and life insurance benefits and (iv) cash retirement severance payments of $333,666; (b) the All Other Compensation column for 2007 includes (i) $4,500 representing Company discretionary contributions to his 401(k) Plan account; (ii) $35,310 for premiums paid for life and disability insurance; and (iii) $12,150 paid as reimbursement for taxes paid on certain medical and life insurance benefits; and (c) the All Other Compensation column for 2006 includes (i) $4,400 representing Company discretionary contributions to his 401(k) Plan account; (ii) $35,257 for premiums paid for life and disability insurance; and (iii) $12,150 paid as reimbursement for taxes paid on certain medical and life insurance benefits. Mr. DeWilde retired from the Company effective August 8, 2008. The number in his Stock Awards and Option Awards column reflects the SFAS 123(R) number, which includes some reversal of SFAS 123(R) expense related to the awards forfeited upon the termination of his employment.

Grants of Plan-Based Awards Table for 2008

The following table reflects each plan-based award granted to each NEO for the fiscal year ended January 2, 2009. All awards identified in the following table were awarded under the Company’s Incentive Compensation Plan. All equity awards granted in 2008 were a part of the Company’s overall compensation program and no separate consideration was paid by any NEO for such equity awards (see the section above entitled Compensation Discussion and Analysis).

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value(2)
		Threshold (#)	Target (#)	Maximum (#)

Robert W. Pullen	2/25/2008				144,927			$999,996
	3/14/2008	40,000	80,000	160,000				$432,000
	5/5/2008				40,000			$216,000
	5/5/2008					80,000	$5.40	$180,264

Timothy J. Wiggins	3/14/2008	25,000	50,000	100,000				$270,000
	5/5/2008				50,000			$270,000
	5/5/2008					50,000	$5.40	$112,665

Daniel P. Kelly	3/14/2008	20,000	40,000	80,000				$216,000
	5/5/2008				40,000			$216,000
	5/5/2008					40,000	$5.40	$90,132

John M. Brots	3/14/2008	15,000	30,000	60,000				$162,000
	5/5/2008				15,000			$81,000
	5/5/2008					30,000	$5.40	$67,599

James M. Sheehan	3/14/2008	17,500	35,000	70,000				$189,000
	5/5/2008				35,000			$189,000
	5/5/2008					35,000	$5.40	$78,866

Krish A. Prabhu	2008	–	–	–	–	–	–	–

Carl A. DeWilde	3/14/2008	20,000	40,000	80,000				$216,000
	5/5/2008				20,000			$108,000
	5/5/2008					40,000	$5.40	$90,132

(1)	The amounts shown in the Threshold column of the Estimated Future Payouts Under Equity Incentive Plan Awards reflect the PSU minimum target performance amounts, which are 50% of the target amount. The amounts shown in the Maximum column reflect the PSU maximum target performance amounts, which equal 200% of the target amount. These criteria are detailed in the section above entitled Compensation Discussion and Analysis.

(2)	Represents fair value of the award on the grant date, computed in accordance with SFAS 123(R). The valuation of these awards may be found in Note 9 to our 2008 audited financial statements on pages 48-50 of the Company’s 2008 Annual Report.

Outstanding Equity Awards at Fiscal Year-End Table for 2008

The table below reflects all outstanding equity awards for each NEO for the fiscal year ended January 2, 2009. All equity awards were made under the Company’s stockholder approved plans.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Not Exercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(9)
Robert W. Pullen	15,000				$51.69	2/24/2010
	20,000				$61.88	6/23/2010
	15,000				$50.31	1/2/2011
	40,500				$16.63	7/12/2011
	250				$8.65	5/2/2012
	100,000				$6.01	7/1/2012
	30,000				$6.50	7/28/2013
	25,100				$9.31	10/4/2014
	18,000				$8.67	7/5/2015
	7,750	3,875	(1)		$12.98	7/5/2016
	3,333	6,667	(2)		$10.48	8/6/2017
		80,000	(3)		$5.40	5/5/2018
							2,500	(4)	$10,500
							4,800	(5)	$20,160
							144,927	(6)	$608,693
							40,000	(7)	$168,000
										80,000	(8)	$336,000
Timothy J. Wiggins	67,400				$5.79	3/31/2013
	20,000				$6.50	7/28/2013
	42,300				$9.31	10/4/2014
	200,000				$8.67	7/5/2015
	13,333	6,667	(1)		$12.98	7/5/2016
		50,000	(3)		$5.40	5/5/2018
							7,500	(4)	$31,500
							20,000	(5)	$84,000
							50,000	(7)	$210,000
										50,000	(8)	$210,000
Daniel P. Kelly	8,000				$51.69	2/24/2010
	10,000				$61.88	6/23/2010
	5,000				$50.31	1/2/2011
	12,500				$16.63	7/12/2011
	250				$8.65	5/2/2012
	5,000				$6.01	7/1/2012
	20,000				$6.58	7/1/2013
	30,400				$9.31	10/4/2014
	95,000				$8.67	7/5/2015
	13,333	6,667	(1)		$12.98	7/5/2016
		40,000	(3)		$5.40	5/5/2018
							6,000	(4)	$25,200
							16,000	(5)	$67,200
							40,000	(7)	$168,000
										40,000	(8)	$168,000

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Not Exercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(9)
John M. Brots	10,000				$51.69	2/24/2010
	14,000				$61.88	6/23/2010
	10,000				$50.31	1/2/2011
	18,000				$16.63	7/12/2011
	250				$8.65	5/2/2012
	6,250				$6.01	7/1/2012
	15,000				$9.31	10/4/2014
	1,500				$7.63	1/20/2015
	100,000				$8.67	7/5/2015
	13,333	6,667	(1)		$12.98	7/5/2016
		30,000	(3)		$5.40	5/5/2018
							5,000	(4)	$21,000
							13,334	(5)	$56,003
							15,000	(7)	$63,000
										30,000	(8)	$126,000
James M. Sheehan	8,000				$51.69	2/24/2010
	10,000				$61.88	6/23/2010
	12,000				$50.31	1/2/2011
	16,490				$16.63	7/12/2011
	250				$8.65	5/2/2012
	50,000				$6.01	7/1/2012
	80,000				$6.50	7/28/2013
	35,000				$9.31	10/4/2014
	100,000				$8.67	7/5/2015
	13,333	6,667	(1)		$12.98	7/5/2016
		35,000	(3)		$5.40	5/5/2018
							5,000	(4)	$21,000
							13,334	(5)	$56,003
							35,000	(7)	$147,000
										35,000	(8)	$147,000
Krish A. Prabhu	–	–		–	–	–	–		–	–		–
Carl A. DeWilde	40,000				$8.48	8/8/2011
	78,611				$8.67	8/8/2011
	13,333				$12.98	8/8/2011

(1)	These options vest and become exercisable on July 5, 2009.

(2)	These options vest and become exercisable in equal annual installments through August 6, 2010.

(3)	These options vest and become exercisable in equal annual installments through May 5, 2011.

(4)	These awards vest on August 6, 2009.

(5)	These awards vest in equal annual installments through October 29, 2010.

(6)	These awards vest in equal annual installments through February 25, 2011.

(7)	These awards vest in equal annual installments through May 5, 2011.

(8)	If the performance criteria for these PSUs had been met, these PSU awards would have vested in equal annual installments through March 14, 2011, subject to continued employment through such date. As previously stated in the Compensation Discussion and Analysis section, the performance threshold for these PSUs was not met. The amounts shown reflect the value of a payout at the target amount.

(9)	The value of shares represented by the outstanding stock awards is based on $4.20, the closing price of our common stock on January 2, 2009, the last trading day of our fiscal year.

Option Exercises and Stock Vested Table for 2008

The following table reflects option exercises and stock vested for each NEO during the fiscal year ended January 2, 2009. All equity awards were made under the Company’s stockholder approved plans.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Robert W. Pullen	–	–	5,600	(1)	$26,804
Timothy J. Wiggins	–	–	29,500	(2)	$142,926
Daniel P. Kelly	–	–	24,000		$115,470
John M. Brots	–	–	21,666		$104,364
James M. Sheehan	–	–	21,666		$104,364
Krish A. Prabhu	–	–	12,000		$64,800
Carl A. DeWilde	–	–	16,000		$81,070

(1)	For Mr. Pullen, 700 of the 5,600 shares acquired on vesting were deferred into the Company’s Deferred Income Plan, with a value realized of $3,059. The Deferred Income Plan provides that upon termination the RSUs will be valued on the last date of the month in which Mr. Pullen’s last regular paycheck is paid and is released to Mr. Pullen pursuant to his distribution election. Mr. Pullen has been identified as a key employee and as such he is subject to a six month distribution payment delay pursuant to IRC Section 409A.

(2)	For Mr. Wiggins, 11,250 of the 29,500 shares acquired on vesting were deferred into the Company’s Deferred Income Plan, with a value realized of $52,563. The Deferred Income Plan provides that upon termination the RSUs will be valued on the last date of the month in which Mr. Wiggins’ last regular paycheck is paid and is released to Mr. Wiggins pursuant to his distribution election. Mr. Wiggins has been identified as a key employee and as such he is subject to a six month distribution payment delay pursuant to IRC Section 409A.

Nonqualified Deferred Compensation Table for 2008

The following table reflects information related to each NEO’s deferral of compensation during the fiscal year ended January 2, 2009, under the Company’s nonqualified Deferred Income Plan. A more detailed discussion related to the Company’s Deferred Income Plan is contained in the section above entitled Compensation Discussion and Analysis.

Name	Executive Contributions in Last FY	Company Contributions in Last FY(1)	Aggregate Earnings/ Losses in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance 12/31/08
Robert W. Pullen(2)	$113,629	$ 6,969	$(365,001)	–	$1,316,110
Timothy J. Wiggins(3)	$52,563	$14,269	$(76,446)	–	$171,662
Daniel P. Kelly(4)	$38,769	$5,257	$(256,844)	–	$586,641
John M. Brots(5)	$44,386	$6,057	$(181,163)	–	$458,179
James M. Sheehan	–	$8,930	$(115,498)	–	$318,527
Krish A. Prabhu(6)	–	$22,640	$(790,267)	$(464,210)	$1,909,422
Carl A. DeWilde	–	–	–	–	–

(1)	The amounts in this column although funded in 2008, are 2007 Company contributions.

(2)	For Mr. Pullen, the amount identified in the Executive Contributions column represents deferred compensation and equity.

(3)	For Mr. Wiggins, the amount identified in the Executive Contributions column represents deferred equity.

(4)	For Mr. Kelly, the amount identified in the Executive Contributions column represents deferred compensation.

(5)	For Mr. Brots, the amount identified in the Executive Contributions column represents deferred compensation.

(6)	Mr. Prabhu’s resignation was treated as a retirement under the Company’s Deferred Income Plan. His balance is being paid out in five annual installments.

Potential Payments Upon Termination or Change in Control

The narrative and tables below provide information regarding the incremental amount of compensation, if any, that would be paid to each of the NEOs of the Company in the event of (a) termination without cause or constructive termination, (b) voluntary termination or discharge for cause, (c) death or disability, (d) retirement, (e) a change in control (without termination) and (f) termination following a change in control. Unless otherwise noted, the amounts shown in this section assume that such termination or change in control was effective as of January 2, 2009. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may vary depending on facts and circumstances surrounding such termination. Messrs. DeWilde and Prabhu are not included in the table because they left the Company during 2008. Mr. Prabhu resigned as President and CEO effective February 29, 2008, and Mr. DeWilde retired August 8, 2008. Mr. Prabhu did not receive any severance or retirement payments, as a result of his resignation. Mr. DeWilde received a retirement package as detailed in the Compensation Discussion and Analysis section.

Overview

We maintain an Executive Continuity and Protection Program which requires the Company to provide incremental compensation to covered executives in the event of certain terminations of employment or a change in control as discussed in this section and shown in the table. All the currently employed NEOs, Messrs. Brots, Kelly, Pullen, Sheehan and Wiggins, are participants in the Executive Continuity and Protection Program.

Information with respect to the equity awards noted in this discussion can be found in the section above entitled Outstanding Equity Awards at Fiscal Year-End Table for 2008.

Termination Without Cause or Constructive Termination

Severance For Messrs. Brots, Kelly, Pullen, Sheehan and Wiggins. None of the NEOs was covered by any plan or written employment agreement that would contractually entitle them to severance benefits in the event that one of them was terminated without cause or constructively terminated on January 2, 2009.

Outstanding Equity Awards Held by Messrs. Brots, Kelly, Pullen, Sheehan and Wiggins. No shares from PSUs granted in 2008 were earned because the performance criteria were not met. These PSUs could not have been earned during the 2008 fiscal year because the determination on whether the performance criteria were met could not be done until after the year ended. There are no provisions in the option or stock awards which provide any rights in the event of termination without cause or constructive termination which are different from general grants to Company employees.

Voluntary Termination or Discharge for Cause

Severance For and Equity Awards Held by Messrs. Brots, Kelly, Pullen, Sheehan and Wiggins. We are not obligated to pay any amounts over and above vested benefits if an executive officer’s employment terminates because of a voluntary termination or discharge for cause. In general, a discharge will be for cause if the executive has intentionally failed to perform his duties, engaged in illegal or gross misconduct that harms the Company, or been convicted of a felony involving moral wrongdoing. Further, violation of the Company’s Integrity Policy may be grounds for a discharge for cause.

Death or Disability

Benefits For Messrs. Brots, Kelly, Pullen, Sheehan and Wiggins. We provide our employees, including our NEOs, with group life, accidental death and disability insurance coverage. The standard group life and accidental death insurance benefits are equal to 150% of the executive’s annual base salary up to a maximum coverage of $600,000. The standard disability benefit is equal to 50% of the executive’s base salary up to a maximum monthly benefit of $10,000. There is no additional executive disability benefit. The Company also provides each NEO an executive life policy with a death benefit of 250% of the executive’s base annual salary as well as an executive accidental death policy with a benefit of $450,000. These benefits would be paid to the NEO or his beneficiary, in addition to the vested benefits, in the event of the NEO’s death or disability, subject to the policy terms. The benefits payable under these policies (and the amounts disclosed in the table below) are provided by the Company to its NEOs and do not include any supplemental amounts that an executive may elect to individually obtain through the Company at his expense.

PSU Awards For Messrs. Brots, Kelly, Pullen, Sheehan and Wiggins. The PSUs granted in 2008 could not have been earned during the 2008 fiscal year because the determination on whether the performance criteria were met could not be done until after the year ended.

RSU and Option Awards For Messrs. Brots, Kelly, Pullen, Sheehan and Wiggins. In the case of a termination due to a disability, all options vested as of the date of the disability may be exercised, subject to the expiration date of such options, for up to three years (depending on the plan and award agreement governing that option) after such termination. In the case of a termination due to death, unvested options awards fully vest and all outstanding option awards may be exercised, subject to the expiration date of such awards, for up to one year after such termination. RSU awards do not contain accelerated vesting in the event a NEO becomes disabled or dies.

Retirement

Severance For Messrs. Brots, Kelly, Pullen, Sheehan and Wiggins. We are not obligated to pay any amounts over and above vested benefits if a NEO’s employment terminates because of retirement.

Equity Awards For Messrs. Brots, Kelly, Pullen, Sheehan and Wiggins. In the event of a termination due to retirement on or after attaining the age of 55 years, all or a portion of each option award held, to the extent not then exercisable, shall become exercisable in accordance with the schedule below based on one point for the NEO’s attained age and one point for each year of continuous service with the Company as of the date of retirement (including continuous service with an entity prior to the date such entity was acquired by the Company or an affiliate of the Company, but excluding any service prior to January 1, 1975), and all option awards held by the NEO to the extent then exercisable may be exercised at any time prior to the expiration date of the option award or within three years after the date of the NEO’s retirement, whichever period is shorter.

•	At least 70 but less than 80 points, 50% of each unvested award shall vest.
•	At least 80 but less than 90 points, 75% of each unvested award shall vest.
•	At least 90 points, 100% of each unvested award shall vest.

As of January 2, 2009, Messrs. Brots, Kelly, Pullen, Sheehan and Wiggins were not eligible for any accelerated vesting under the point system described above. There is no similar right in the case of RSU awards.

Change in Control (Without Termination)

A change in control generally is any of the following events: (a) 20% or more of the Company’s securities are acquired by a single person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended); (b) during any two consecutive year period, the directors of the Company’s Board cease to constitute at least a majority of the Company’s Board; (c) the Company is acquired by or sells its assets to a third party, unless (i) the stockholders before such transaction continue to own more than 50% of the Company after such transaction, (ii) no single person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) owns 20% or more of the Company’s securities and (iii) a majority of the directors before such transaction continue to serve on the Company’s Board after such transaction; or (d) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

Equity Awards For Messrs. Brots, Kelly, Pullen, Sheehan and Wiggins. In the event that there is a change in control of the Company, the Company’s Incentive Compensation Plan and each individual award agreement provide that all option and RSU awards will become immediately vested and exercisable (as applicable) until they terminate pursuant to the terms of the award agreement or Incentive Compensation Plan terms.

Termination Following a Change in Control

Severance For Messrs. Brots, Kelly, Pullen, Sheehan and Wiggins. Under our Executive Continuity and Protection Program, a participant will become entitled to severance benefits in the event of a qualifying termination of employment, which occurs within 24 months after a change in control of the Company (as described above). In such cases, that NEO would receive severance benefits equal to two times that participant’s base salary and bonus target, a pro-rated bonus based on the number of months the participant had served in the year of termination, and approximately 20% of such participant’s base salary in lieu of benefits. In addition, the Company would be obligated to pay the amount of any excise taxes, if applicable, together with the additional income tax related to such excess amounts, imposed on the payments and benefits provided under this program. In exchange for the right to be covered by the Executive Continuity and Protection Program, the participant is required to (a) maintain the confidential information of the Company, (b) assign all intellectual property rights to the Company (to the extent not previously assigned), (c) for a 24-month restriction period, not compete with the Company (as an employee, stockholder (with limited exceptions), director, consultant and the like), not solicit for employment or employ any person who was employed by the Company within the six-month period preceding the date of such hiring, and not induce any third party to terminate or not renew any relationship with the Company and (d) to execute a full release of all claims that the participant may have against the Company.

Table Quantifying Potential Termination Payments

The following table quantifies the amounts that each current NEO would be entitled to receive following certain types of terminations or change in control. Each column in the following table is described in the above discussion. The amounts shown in the following tables are approximate and reflect certain assumptions that we have made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on January 2, 2009 (the last day of our 2008 fiscal year), and that the value of a share of our stock on that day was $4.20, the closing price on January 2, 2009.

In addition, in keeping with the SEC’s rules, the following discussion and amounts do not include payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include: benefits accrued under the 401(k) Plan; accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally; amounts accumulated under the Deferred Income Plan; and options that have vested and become exercisable prior to the employment termination or change in control.

The following amounts for stock options do not include the exercise amounts that the named executive would be required to pay in order to exercise such option(s), only the enhanced benefit or value exceeding such aggregate exercise price. Thus, option awards with exercise prices of $4.20 or more per share are not included as such options would have had no enhanced value on January 2, 2009. The following table does not include columns for voluntary termination or retirement since we are not obligated to pay any amounts over and above vested benefits in either termination scenario. The table below illustrates what would have been paid on January 2, 2009, in the event of termination or change in control.

Name	Benefit	Termination w/o Cause or for Good Reason	Death	Disability	Change in Control without Termination	Termination w/o Cause or for Good Reason Following Change in Control (ECP)
Robert W. Pullen
CEO & President	Cash Payments	$692,308	–	–	–	$2,670,000
	Stock Option Vesting Acceleration	–	–	–	–	–
	PSU Vesting Acceleration	–	–	–	$335,977	$335,977
	RSU Vesting Acceleration	–	–	–	$802,273	$802,273
	Excise Tax & Gross Up	–	–	–	–	$1,344,393
	AD&D	–	$450,000	–	–	–
	Life Insurance	–	$1,500,000	–	–	–
Timothy J. Wiggins
Executive VP & CFO	Cash Payments	$175,384	–	–	–	$1,520,000
	Stock Option Vesting Acceleration	–	–	–	–	–
	PSU Vesting Acceleration	–	–	–	$209,979	$209,979
	RSU Vesting Acceleration	–	–	–	$325,483	$325,483
	Excise Tax & Gross Up	–	–	–	–	–
	AD&D	–	$450,000	–	–	–
	Life Insurance	–	$950,000	–	–	–
Daniel P. Kelly
Executive VP Product	Cash Payments	$476,923	–	–	–	$1,600,000
Development	Stock Option Vesting Acceleration	–	–	–	–	–
	PSU Vesting Acceleration	–	–	–	$167,983	$167,983
	RSU Vesting Acceleration	–	–	–	$260,387	$260,387
	Excise Tax & Gross Up	–	–	–	–	$670,021
	AD&D	–	$450,000	–	–	–
	Life Insurance	–	$1,000,000	–	–	–
John M. Brots
Executive VP Global	Cash Payments	$310,500	–	–	–	$1,196,000
Operations	Stock Option Vesting Acceleration	–	–	–	–	–
	PSU Vesting Acceleration	–	–	–	$125,990	$125,990
	RSU Vesting Acceleration	–	–	–	$140,002	$140,002
	Excise Tax & Gross Up	–	–	–	–	$440,387
	AD&D	–	$450,000	–	–	–
	Life Insurance	–	$747,500	–	–	–
James M. Sheehan
Executive VP, CAO &	Cash Payments	$254,423	–	–	–	$1,260,000
General Counsel	Stock Option Vesting Acceleration	–	–	–	–	–
	PSU Vesting Acceleration	–	–	–	$147,000	$147,000
	RSU Vesting Acceleration	–	–	–	$224,002	$224,002
	Excise Tax & Gross Up	–	–	–	–	$469,777
	AD&D	–	$450,000	–	–	–
	Life Insurance	–	$787,500	–	–	–

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information with respect to each person known by the Company (other than Mr. Birck, the Company’s Chairman), pursuant to a review of the filings with the SEC reporting holdings as of December 31, 2008, to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock of the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(2)

Third Avenue Management LLC(1)	32,595,463	8.19%
622 Third Avenue, 32nd Floor, New York, NY 10017

(1)	Based on information filed with the SEC and provided to the Company by Third Avenue Management LLC, (TAM). TAM has sole voting power with respect to 31,675,763 shares, sole dispositive power with respect to 32,595,463 shares, shared voting power with respect to no shares and shared dispositive power with respect to no shares.

(2)	Based on the total number of shares outstanding on December 31, 2008.

Security Ownership of Management

The table below sets forth certain information as of March 2, 2009, with respect to the beneficial ownership of the Company’s outstanding shares of Common Stock by each current director of the Company, each nominee to become a director, each NEO currently employed and all current executive officers and directors as a group.

Name of Beneficial Owner	Beneficial Ownership (excluding stock options)(1)	Exercisable Stock Options Within 60 Days of March 2, 2009(2)	Total Beneficial Ownership		Percent of Class(3)
Directors and Nominees:
Michael J. Birck	37,119,193	300,000	37,419,193	(4)	9.44%
Bo Hedfors	25,000	65,000	90,000		*
Frank Ianna	16,000	65,000	81,000		*
Linda Wells Kahangi	10,000	35,000	45,000		*
Fred A. Krehbiel	115,000	65,000	180,000		*
Michael E. Lavin	25,500	65,000	90,500		*
Stephanie Pace Marshall, Ph.D.	44,000	40,000	84,000		*
Robert W. Pullen	202,376	274,933	477,309		*
William F. Souders	36,000	65,000	101,000		*
Jan H. Suwinski	35,000	65,000	100,000		*
Other Named Executive Officers:
Timothy J. Wiggins	136,129	343,033	479,162		*
Daniel P. Kelly	95,165	199,483	294,648		*
John M. Brots	50,712	188,333	239,045		*
James M. Sheehan	110,982	325,073	436,055		*
All current executive officers and directors as a group (19 persons)	38,338,882	2,393,803	40,732,685		10.29%

* Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Shares of Common Stock subject to options or other rights exercisable within 60 days of March 2, 2009, are deemed to be outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3)	Based on 395,694,670 shares outstanding on March 2, 2009.

(4)	Includes 2,248,870 shares held by Mr. Birck’s spouse. Mr. Birck disclaims beneficial ownership of such shares. Also includes 18,311,000 shares held by Oak Street Investments, L.P., a family limited partnership of which Mr. Birck is a general partner. As of March 2, 2009, $2.4 million of the shares held by Oak Street Investments, LP were pledged as collateral.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based on a review of documents in the Company’s possession, and on written representations from reporting persons, we believe that during fiscal year 2008, all of the Company’s officers and directors filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934, except for Jean Holley who had a late Form 4 for a trade under her SEC Rule 10b5-1 plan and Rizwan Khan who had a late Form 4 showing his promotional equity grant. You can obtain a copy of such reports by visiting the Company’s Web site at www.tellabs.com/investors.

Transactions with Related Persons

Kevin Birck, the son of Michael J. Birck, Chairman of the Board of the Company, is employed by the Company as director in the Company’s global operations group. During fiscal year 2008, Kevin Birck earned an aggregate salary of approximately $160,251 and bonus of $15,829. He also participated in the Company’s other broad-based benefits plans. Michael J. Birck was not involved in determining the compensation of Kevin Birck.

Fred A. Krehbiel, a member of the Company’s Board of Directors and Nominating and Governance Committee, is also Molex Incorporated’s Co-Chairman of the Board and former Chief Executive Officer, and based on information made available to the Company, beneficially owns, including with members of his family, more than 10% of the outstanding stock of Molex. Mr. Krehbiel’s brother is also a director, officer and stockholder of Molex. Further, Michael J. Birck, Chairman of the Board of the Company and a beneficial owner of greater than 5% of the Company’s outstanding stock, serves on the board of directors of Molex, and owns less than 1% of the outstanding stock of Molex. During the Company’s fiscal year ended January 2, 2009, the Company purchased product components from Molex. The aggregate amount of these purchases in 2008 was approximately $10 million. Neither Mr. Krehbiel nor Michael J. Birck was involved in the sales of these components to the Company by Molex nor negotiated any term or condition related to such sales.

During the past fiscal year, the Company is not aware of any other transactions in which any other director or other executive officer, or any other member of their immediate family of any director or executive officer, had a material direct or indirect interest reportable under applicable Securities and Exchange Commission rules.

Policies and Procedures for Review and Approval of Related-Person Transactions

The Company believes that it has built a reputation for the highest levels of integrity in every aspect of its business. The Company prohibits transactions (regardless of amount, duration or subject matter) that involve an executive officer or Board member (or Board nominee) of the Company that might result in an actual or perceived conflict of interest with the Company. This policy includes each executive officer’s and director’s family members as well as any entity or third party in which such person is employed, serves as an officer or director, or owns more than 10% of the Company’s outstanding stock. This policy requires that exceptions to this general prohibition be identified to the Company’s Audit and Ethics Committee by such person prior to consummation of any such transaction and the review, and where appropriate, approval, of such transaction by the Company’s Audit and Ethics Committee. The general parameters of this policy are contained in the Company’s Integrity Policy as well as the Company’s Corporate Governance Guidelines. Both documents can be found on the Company’s Web site at www.tellabs.com/investors.

At least annually and upon the appointment or election of any new officer or director, the Company’s General Counsel reviews this policy with the executive management team as well as the Board. It is the responsibility of the Audit and Ethics Committee, with substantial assistance of the Company’s General Counsel, to implement and apply this policy. The Company enforces this policy by requiring each officer and director annually to respond to a comprehensive questionnaire that is designed to identify any proposed or existing transaction or relationship that may be in conflict with the Company’s Integrity Policy or Corporate Governance Guidelines.

Audit and Ethics Committee Report

The following Audit and Ethics Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit and Ethics Committee of the Board has furnished the following report:

The Audit and Ethics Committee’s primary duties and responsibilities fall into four broad categories:

•	To serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	To appoint, compensate, retain and oversee the work of the Company’s independent auditor;

•	To oversee the work of the internal audit department and to provide it with organizational independence by providing it a direct reporting line to the Board; and

•	To oversee the Company’s compliance with legal and regulatory requirements and its code of ethics.

During the course of each fiscal year, the Audit and Ethics Committee devotes the attention that it deems necessary and appropriate to each of the matters assigned to it under the Committee’s charter. A current copy of the charter can be found on the Company’s Web site at www.tellabs.com/investors. The Audit and Ethics Committee believes that it has satisfied its committee charter responsibilities for fiscal year 2008.

In overseeing the preparation of the Company’s financial statements, the Audit and Ethics Committee met with management and the Company’s internal and independent auditors to review and discuss all financial statements (including the Company’s audited financial statements), earnings releases and related SEC filings prior to their issuance and to discuss significant accounting issues. Management advised the Audit and Ethics Committee that all financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit and Ethics Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Ethics Committee, among other things, has received the written disclosures and the letter from Ernst & Young LLP (Ernst & Young) the Company’s independent auditors required by the Public Company Accounting Oversight Board Rule 3526 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with Ernst & Young matters relating to its independence, including disclosures made to the Audit and Ethics Committee and whether the provision of non-audit services by the auditors was compatible with the auditor’s independence. The Audit and Ethics Committee approves all non-audit services to be performed by the auditors as set forth in the Audit and Non-Audit Services Pre-Approval Policy. A copy of the policy is available on the Company’s Web site at www.tellabs.com/investors.

The Audit and Ethics Committee continued to monitor the scope and adequacy of the Company’s internal audit program, including proposals for adequate staffing and to strengthen internal procedures and controls, where and when appropriate.

The Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing the financial statements. The activities of the Audit and Ethics Committee are in no way designed to supersede or alter those responsibilities. The Audit and Ethics Committee’s role does not provide any particular assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

Based on its reviews and discussions and subject to the limitations on the roles and responsibilities of the Audit and Ethics Committee as described herein and in its charter, the Audit and Ethics Committee recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2009, for filing with the Securities and Exchange Commission.

March 3, 2009

Michael E. Lavin (chair)

Linda Wells Kahangi

William F. Souders

Jan H. Suwinski

Independent Auditor’s Fees and Services

In connection with the audit of the Company’s 2008 financial statements, the Company entered into an engagement agreement with Ernst & Young. The engagement agreement sets forth the terms by which Ernst & Young will perform audit services for the Company, and includes alternative dispute resolution procedures.

The Company paid Ernst & Young certain fees for services provided during fiscal years 2007 and 2008. Such fees were approximately as follows:

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees
2008	$2,402,000	$9,000	$393,000	$0
2007	$2,352,000	$6,000	$467,000	$0

(1)	Includes fees for Ernst & Young’s audit of the Company’s management’s assessment of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, in addition to fees related to their audit of the Company’s financial statements.

(2)	Includes fees for accounting consultations.

(3)	Includes fees for tax compliance, tax audit assistance and tax planning and advice.

As set forth in the Audit and Ethics Committee Report, the Audit and Ethics Committee has considered and determined that the provisions of the non-audit services described above were compatible with maintaining the auditor’s independence. The Audit and Ethics Committee pre-approves all audit and non-audit services provided by Ernst & Young to the Company and its subsidiaries and approves the overall scope and plans for their audit activities, including the adequacy of staffing and compensation. A current copy of the Pre-Approval Policy is available on the Company’s website at www.tellabs.com/investors.

Proposal to Ratify Appointment of Independent Auditors

The Audit and Ethics Committee has selected Ernst & Young as the Company’s independent auditors in 2008, as it has done since 1997. Although action by the stockholders in this matter is not required, the Audit and Ethics Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of

Company financial controls and reporting, and the Audit and Ethics Committee will seriously consider stockholder input on this issue. A representative of Ernst & Young is expected to be present at the Annual Meeting to answer appropriate questions and, if the representative so desires, to make a statement.

The following proposal will be presented for action at the Annual Meeting by direction of the Board:

RESOLVED, that action by the Audit and Ethics Committee appointing Ernst & Young as the Company’s independent auditors to conduct the annual audit of the Company’s consolidated financial statements and management’s assessment of internal controls over financial reporting for the current fiscal year is hereby ratified, confirmed and approved.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT AUDITORS.

Future Stockholder Proposals, Director Nominations and Stockholder Communications

For inclusion in the Company’s Proxy Statement and form of proxy with respect to the 2010 Annual Meeting of Stockholders, any proposals of stockholders or nominations for directors must be received by the Secretary of the Company no later than November 17, 2009. Such proposals and nominations will be subject to the SEC regulations and requirements set forth in the Company’s bylaws. Submitted stockholder proposals must include proof of ownership of Tellabs common stock in accordance with SEC Rule 14a-8(b)(2). Submitting a stockholder proposal or director nomination does not guarantee that we will include it in our proxy statement. We strongly encourage any stockholder interested in submitting a proposal or director nomination to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

If you wish to present a proposal or nomination before our 2010 Annual Meeting of Stockholders, but you do not intend to have your proposal included in our 2010 proxy statement, your proposal must be delivered no earlier than January 1, 2010, and no later than January 31, 2010. Any such proposal, must contain among other things, the text of any proposed business, a description of certain agreements, arrangements and understandings having a bearing on the nomination or proposal and disclosure of your economic interest in Tellabs.

The description above is intended as a summary and is qualified in its entirety by reference to the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates available at www.tellabs.com/investors.

Additionally, if a proponent of a stockholder proposal at the 2010 Annual Meeting of Stockholders fails to provide notice of the intent to make such proposal by personal delivery or mail to the Secretary of the Company on or before the applicable date, then any proxy solicited by management may confer discretionary authority to vote on such proposal.

The Company welcomes communications from stockholders to the Board. Such communications should be addressed to the Secretary of the Company, who will review the communication and determine the appropriate handling of the communication. Alternatively, you may make contact through the Company’s Web site at www.tellabs.com/investors.

Other Matters

Management knows of no other matters that will be brought before the Annual Meeting, but if such matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

By Order of the Board of Directors,

James M. Sheehan

Secretary

March 17, 2009

Directions to the 2009 Annual Meeting of Stockholders

Friday, May 1, 2009

NORTHERN ILLINOIS UNIVERSITY
1120 EAST DIEHL ROAD
NAPERVILLE, IL 60563
From O’Hare International Airport
Take I-294 South to I-88 West.
Take I-88 West to Naperville Rd. exit.
Turn right (South) on Naperville Rd.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From Downtown Chicago
Take I-290 West to I-88 West.
Take I-88 West to Naperville Rd. exit.
Turn right (South) on Naperville Rd.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From South
Take I-55 North to I-355 North.
Take I-88 West to Naperville Rd. exit.
Turn right (South) on Naperville Rd.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From West
Take I-88 East to Naperville Rd. exit.
Bear right (South) to Diehl Rd.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
From North
Take I-355 South to I-88 West.
Take I-88 West to Naperville Rd. exit.
Turn right (South) on Naperville Rd.
Turn right (West) on Diehl Rd.
Turn left on Centre Point Circle.
Turn left into the NIU parking lot.
* For security reasons, personal items such as backpacks, briefcases, banners, cameras and other recording devices are not allowed in the annual meeting. Please leave them at home or lock them in your car.

Report printed entirely on recycled paper.

ATTN: JAMES SHEEHAN 1415 W. DIEHL ROAD NAPERVILLE, IL 60563

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 30, 2009, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 30, 2009, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it as soon as possible in the postage-paid envelope we have provided or return it to Tellabs, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TELLA1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TELLABS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR AND “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS.

1.	Election of Directors		For	Against	Abstain			For	Against	Abstain
Nominees:
	1a.	Bo Hedfors	☐	☐	☐	2.	Ratification of Ernst & Young LLP as the Company’s independent auditors for 2009.	☐	☐	☐

	1b.	Michael E. Lavin	☐	☐	☐	3.	In their discretion, the proxies are authorized to vote on such other business as may properly come before the Meeting.

	1c.	Jan H. Suwinski	☐	☐	☐

NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH stockholder should sign.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Please sign name exactly as imprinted (do not print)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

TELLA2

PROXY

One Tellabs Center, 1415 W. Diehl Road, Naperville, IL 60563

This Proxy is Solicited By the Board of Directors

The executing stockholder(s) (the “Stockholder”), of Tellabs, Inc., a Delaware corporation (the “Company”), does (do) hereby constitute and appoint James M. Sheehan and Timothy J. Wiggins, and each of them, the true and lawful attorney(s) of the Stockholder with full power of substitution, to appear and act as the proxy or proxies of the Stockholder at the Annual Meeting of Stockholders of said Company to be held at Northern Illinois University, Naperville Campus, 1120 East Diehl Road, Naperville, IL 60563-9347 on Friday, May 1, 2009, at 2:00 p.m. Central Daylight Time, and at any adjournment thereof, and to vote all the shares of said Company standing in the name of the Stockholder, or which the Stockholder may be entitled to vote, as fully as the Stockholder might or could do if personally present, as set forth herein.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder(s). If no direction is made, this proxy will be voted FOR the election of each director, FOR the ratification of the Company’s independent auditors for 2009, and, at their discretion, on any other matter that may properly come before the meeting.

PLEASE MARK, SIGN, DATE ON THE REVERSE SIDE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)